Exhibit 99.1

Dogwood Therapeutics Announces Second Quarter 2026 Financial Results

- Halneuron® Phase 2b trial in Chemotherapy Induced Neuropathy on track for top-line results in fall 2026, 217 patients enrolled –

- Commencement of Phase 2b Long-Term Extension Study to assess Halneuron® reduction in pain over three months of treatment –

- Appointment of Iain Dukes, D.Phil., Venture Partner at OrbiMed, as Chair of Scientific Advisory

Board –

- Announced Worldwide Development and Commercialization Partnership for Legacy Antiviral Assets with potential value up to $100M to Dogwood Therapeutics and its CVR Holders –

ALPHARETTA, Ga., August 13, 2026 -- Dogwood Therapeutics, Inc. (Nasdaq: DWTX) (“Dogwood” or the “Company”), a company that focuses on developing first-in-class, new non-opioid medicines to treat pain and neuropathy, today announced financial results for the second quarter ended June 30, 2026.

“Topline data readout for our Halneuron® Phase 2b trial is on track for this fall, a potentially transformative moment for the care of CINP patients as well as Dogwood,” said Greg Duncan, Chief Executive Officer of Dogwood Therapeutics. “Halneuron® has demonstrated statistically significant and durable pain reduction in the clinical data developed to date, with an acceptable safety profile. Interim results from the on-going Phase 2b trial demonstrated Halneuron® treatment separating from placebo in terms of pain improvement. We anticipate enrolling over 220 patients to provide 80+% statistical power to support a clinically significant pain reduction effect when we report our results this fall,” Mr. Duncan continued. “If successful, we believe Halneuron® could represent the first new therapeutic agent for treating CINP, a condition for which there are currently no approved therapies.”

Key Highlights

•	The Company currently has enrolled 217 patients in its Halneuron® Phase 2b Chemotherapy Induced Neuropathic Pain (“CINP”) study, with top-line results readout expected in the fall of 2026.
•	SP16 granted IND approval from the FDA. Study to begin enrolling in the second-half of 2026 for the treatment of chemotherapy induced pain and peripheral neuropathy (“CIPPN”). The study is fully funded by the National Cancer Institute and will be conducted at the University of Virginia.
•	Dogwood commences Phase 2b long-term extension study to assess Halneuron®’s reduction in pain over three months of treatment. Patients completing the ongoing Halneuron® 4-week CINP Phase 2b study are now eligible to enroll in the new 12-week open-label follow-on trial.
•	The Company appointed Iain Dukes, D.Phil., Venture Partner at OrbiMed, as Chair of its Scientific Advisory Board.

•	Cash on hand of $9.6 million provides operational runway through the Phase 2b readout in the fourth quarter of 2026.

Second Quarter 2026 Financial Results

Research and development expenses for the second quarter of 2026 were $3.2 million, compared to $2.6 million for the second quarter of 2025. The $0.6 million increase quarter over quarter primarily related to an increase in the Halneuron® Phase 2b CINP study costs of $0.7 million offset by a decrease in drug development and manufacturing costs of $0.1 million.

General and administrative expenses for the second quarter of 2026 were $1.6 million, compared to $1.3 million for the second quarter of 2025.  The $0.3 million increase quarter over quarter was primarily due to increases in salaries and related personnel costs of $0.3 million and an increase in franchise fees of $0.1 million offset by a decrease in public company costs of $0.1 million.

During the first and second quarter of 2026, the Company experienced a decline in its stock price resulting in market capitalization being less than stockholders’ equity, which management concluded was an impairment indicator. As a result, the Company performed a quantitative assessment for goodwill and IPR&D impairment and recognized a net non-cash impairment charge of $6.7 million.  This IPR&D impairment, which has no bearing on the Company’s cash runway, is comprised of a $9.2 million non-cash expense in the second quarter of 2026 which was partially offset by a reduction in the Company’s deferred tax liability expense of $2.5 million.

Net loss attributable to common stockholders for the second quarter of 2026 was $11.5 million, or $0.34 basic and diluted net loss per share, compared to a net loss attributable to common stockholders of $3.8 million, or $1.99 basic and diluted net loss per share, for the second quarter of 2025.

About Dogwood Therapeutics

Dogwood Therapeutics (Nasdaq: DWTX) is a development-stage biopharmaceutical company focused on developing first-in-class, non-opioid medicines to treat pain and neuropathic disorders. Dogwood’s research pipeline includes two first-in-class development candidates, Halneuron® and SP16 IV.

Our lead product candidate, Halneuron®, is in Phase 2b development to treat pain conditions including the neuropathic pain associated with chemotherapy treatment. Halneuron® has been granted fast track designation from the FDA for the treatment of CINP. Halneuron® is a non-opioid, NaV 1.7 analgesic which is a highly specific voltage-gated sodium channel modulator, a mechanism known to be effective for reducing pain transmission. In clinical studies, Halneuron® treatment has demonstrated pain reduction in pain related to general cancer and in pain related to chronic CINP.

SP16 IV is a low-density lipoprotein receptor related protein-1 agonist (“LRP1”) with potential to treat neuropathy and prevent or repair nerve damage following chemotherapy. SP16 acts as an LRP1 agonist that in turn provides alpha-1-antitrypsin-like activity. Consistent with alpha-1-antitrypsin anti-inflammatory and immunomodulatory actions, SP16 preclinically demonstrated anti-inflammatory (analgesic) action via potential reductions in IL-6, IL-8, IL1B and TNF-alpha levels, as well as potential to repair damaged tissue via increases in pAKT and pERK that regulate fundamental processes like growth, proliferation and survival. The forthcoming SP16 IV Phase 1b CIPPN trial is fully funded by the National Cancer Institute.

Dogwood Therapeutics’ largest shareholder is a member of CK Life Sciences Int’l., (Holdings) Inc., which is listed on the Hong Kong Stock Exchange (Stock code: 0775).

For more information, please visit www.dwtx.com.

Development and Commercialization Partnership Payments

To the extent that any payment to Dogwood resulting from the development and commercialization partnership constitutes either an “Upfront Payment” or a “Milestone Payment” under the terms and conditions applicable to the contingent value rights (“CVRs”) issued by Dogwood on October 17, 2024, Dogwood will cause any required amounts to be delivered to the rights agent for further payment to holders of the CVRs.

Forward-Looking Statements:

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Dogwood’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Dogwood’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the most recently filed Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Dogwood undertakes no duty to update such information except as required under applicable law.

Investor Relations:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

-Financial Tables Follow-

DOGWOOD THERAPEUTICS

Selected Financial Data

(unaudited)

Condensed Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	3,246,519	2,569,943	5,916,298	5,006,941
General and administrative	1,626,109	1,353,172	4,032,696	3,346,100
IPR&D impairment	9,190,897	—	9,190,897	—
Total operating expenses	14,063,525	3,923,115	19,139,891	8,353,041
Loss from operations	(14,063,525)	(3,923,115)	(19,139,891)	(8,353,041)
Other income (expense):
Sublease income	17,442	—	36,897	—
Loss on debt conversion with related party	—	—	—	(6,134,120)
Interest income (expense), net	66,349	111,379	143,699	(35,711)
Exchange (loss) gain, net	(30,569)	4,532	(36,429)	(18,742)
Total other income (expense), net	53,222	115,911	144,167	(6,188,573)
Loss before income taxes	(14,010,303)	(3,807,204)	(18,995,724)	(14,541,614)
Deferred income tax benefit (expense)	2,480,694	(149)	2,479,501	(190,691)
Net Loss	(11,529,609)	(3,807,353)	(16,516,223)	(14,732,305)
Accrual of paid-in-kind dividends on Series A non-voting convertible preferred stock	—	—	—	(1,256,662)
Net loss attributable to common stockholders	$(11,529,609)	$(3,807,353)	$(16,516,223)	$(15,988,967)
Net loss per share of common stock — basic and diluted	$(0.34)	$(1.99)	$(0.49)	$(9.51)
Weighted average shares outstanding — basic and diluted	34,129,553	1,911,128	33,838,766	1,680,827

Condensed Consolidated Balance Sheet Data	June 30,	December 31,
	2026	2025

Cash	$9,610,033	$6,524,744
Total assets	80,495,480	90,171,237
Total liabilities	12,129,372	15,274,370
Total stockholders’ equity	68,366,108	74,896,867

Source: Dogwood Therapeutics, Inc.